Carolina Trust Bank 8-K12G3

Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of January 2, 2014 (the “Effective Date”), by and between Carolina Trust Bank, a North Carolina banking association (the “Bank”) with its principal location in Lincolnton, North Carolina, and Jerry L. Ocheltree (the “Executive”), collectively (the “Parties”).

WHEREAS, the Bank is engaged in the business of banking and financial services serving individuals and businesses in North Carolina and other areas; and

WHEREAS, the Bank desires to employ the Executive, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promise, covenants and agreements contained herein, the Parties hereto agree as follows:

SECTION 1. Employment. The Bank hereby employs the Executive as its Chief Executive Officer, and the Executive hereby accepts such employment with the Bank, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

SECTION 2. Term of Employment. Unless earlier terminated as provided in this Agreement, the initial term of this Agreement shall begin on January 1, 2014 (the “Start Date”) and shall terminate two (2) years after the Effective Date (the “Initial Term”) and, after the Initial Term, on or before each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for up to an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board of Directors, and that the term shall be extended. The Initial Term and any successive terms, subject to earlier termination as set forth in this Agreement, is hereinafter referred to as the “Employment Term”.

SECTION 3. Duties. The Executive shall be employed as the Bank’s Chief Executive Officer (“CEO”). In this position, the Executive shall have such duties, responsibilities and authority normally associated with the position of CEO of financial institutions of similar size and in the same industry as the Bank, shall be responsible for overseeing and managing the Bank’s operations and promoting the Bank’s business, and shall have such other duties as are assigned by the Bank’s Board of Directors from time to time. The Executive agrees to faithfully and diligently perform his duties and devote all of his business time to the business of the Bank. The Executive shall not during the Employment Term engage in any other business activity. The Executive shall perform the Executive’s duties principally at the Bank’s principal place of business in Lincolnton, North Carolina but will be expected to travel to the Bank’s other locations on a periodic basis and to engage in such other travel as necessary to fulfill his duties hereunder. Executive represents and warrants that he is neither bound by nor subject to any valid and enforceable restrictive covenant, confidentiality agreement, or similar agreement with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or governmental entity (or any department, agency, or political subdivision thereof) which shall adversely affect, or be violated by, Executive’s employment with the Bank and the performance of his duties hereunder.

SECTION 4. Compensation.

(a)          Base Salary. As compensation for the performance by the Executive of the services to be performed by the Executive during the Employment Term, the Bank shall pay Executive an annual base salary of Two Hundred Forty Thousand and no/100 Dollars ($240,000.00), payable in equal installments on the Bank’s regular paydays (the “Base Salary”).

(b)          Bonus, In addition, the Executive shall be eligible to participate in the Bank’s management incentive program subject to the terms and conditions of the program, and subject to the Bank and Executive achieving targets and expectations as set by the Bank’s Board of Directors after consideration of Executive’s recommendations. Executive’s target bonus under the management incentive program for 2014 shall be $60,000. Any such bonus shall be paid less deductions and withholdings required by law and such deductions authorized by Executive on the next regular pay day after the bonus is calculated by the Board, but in any event prior to March 15 of the following year. Such bonus shall be deemed earned when paid, and the Executive must be employed with the Bank on the date of payment to be entitled to payment.

SECTION 5. Benefits. During the Employment Term, Executive will be eligible for the following benefits, subject to the terms and conditions of the applicable plans and policies.

(a)          General Benefit Plans. The Executive shall be permitted to participate in all employee benefit plans, including group health plans and disability insurance plans, in the scope and form as currently provided, to other employees of the Bank generally, and as may be amended from time to time at the discretion of the Bank in accordance with the Bank’s standard procedures.

(b)          Vacation. During the term of the Executive’s employment, he shall be entitled to four (4) weeks’ vacation for each calendar year or ratable part thereof subject to the terms and conditions of the Bank’s vacation policy as amended from time to time.

(c)          Expense Reimbursement. The Bank shall reimburse the Executive for all reasonable travel, entertainment, and other out-of-pocket expenses that are incurred by him in the good faith performance of his duties under this Agreement and that the Bank, in its’ reasonable discretion, determines are both reasonable in amount and ordinary and necessary to the Bank’s business, upon the Executive’s submission to the Bank of appropriate evidence and itemization of those expenses in accordance with Bank’s policies and procedures.

(d)          Company Phone and Laptop. Bank will provide Executive access to a cellular telephone and laptop computer for business use. Executive may use this equipment only as reasonably necessary in the performance of Executive’s duties for Bank and in the furtherance of Bank’s business. Use of these items for personal reasons is prohibited, except for limited personal use that does not interference with Bank’s business or damage the

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equipment, and Executive will be held responsible for the costs and expenses associated with any personal use of these items. Executive understands and agrees that Bank may inspect these devices, including any personal documents, messages or other personal use, to confirm compliance with this Agreement and Bank’s policies. Further, Executive will be required to exercise utmost due care in the use of these items and will be responsible for any loss or damage caused by Executive or caused while these items are in Executive’s possession. The Executive accepts full responsibility for the care and safekeeping of all Bank owned equipment, which is provided for use. Executive agrees that the cost of any damage or loss to Bank owned equipment while under Executive’s care, other than routine maintenance or repairs necessitated by normal use, can be deducted from any compensation owed to Executive by Bank. Executive further agrees to sign the Authorization for Deduction from Wages attached to this Agreement as Attachment A and to execute any other documents necessary to authorize the deduction. Use of personal devices for Bank business is prohibited.

(e)          Stock Options. Executive will be awarded options to purchase 35,000 shares in the Bank at a strike price equal to the Bank’s stock price at the date of issuance of the options, subject to the terms and conditions of the 2005 Employee Stock Option Plan assumed from Carolina Commerce Bank (“Carolina Commerce Plan”) as modified from time to time, and the applicable award agreement. These options will vest two (2) years after the date of issuance, provided Executive remains employed through the vesting date. In the event the Bank is sold in a stock deal or an asset deal in which the shareholders of the Bank do not own a majority of the voting stock of the surviving entity or substantially all of the assets of the Bank are sold. Executive’s options will vest immediately prior to such transaction.

(f)           Restricted Stock Award. Executive also will be awarded 10,000 shares of restricted common stock in the Bank which will vest one-third on January 1, 2015, one- third on January 1, 2016 and one-third on January 1, 2017, subject to Executive’s continuous employment through each of such vesting dates and the terms and conditions of the plan to be adopted by the Bank, as modified from time to time, and the applicable award agreement.

(g)          Car Allowance. Bank will provide Executive with a monthly car allowance of $750.00 for the lease or purchase and maintenance of a suitable vehicle to use for Bank business.

(h)          Country Club Membership. The Bank shall pay the initiation fee (no greater than the initiation fee for Gaston Country Club) and family membership dues for Executive in one country club in the Lincolnton, North Carolina area (or such other area as approved by the Board) with the expectation that Executive also will use the membership for business development purposes.

(i)           Life Insurance. The Executive shall be insured by the Bank under a term insurance policy providing a death benefit of up to two times Base Salary with such members of the Executive’s family named as beneficiaries as the Executive may determine.

(j)           Relocation. The Bank shall reimburse Executive for the relocation of Executive and his family from Pinehurst, North Carolina to a residence in the Bank’s market area and within 60 miles of Lincolnton, North Carolina area, up to the amount of Seven

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Thousand Five Hundred and No/100 Dollars ($7,500.00), to be paid to Executive within fifteen (15) days after Executive’s submission of receipts reflecting the relocation expenses incurred by him.

(k)          Supplemental Employee Retirement Plan. The Bank will adopt, and Executive will participate in, a defined contribution supplemental employee retirement plan funded annually at a level no less than twenty percent (20%) of the Executive’s base salary and consistent with applicable law. The Executive’s benefits under the plan will vest after five (5) years provided that Executive is still employed with the Bank at that time.

SECTION 6. Termination and Severance.

(a)          The Executive’s employment will terminate upon the earlier to occur of the following;

(i)           The expiration of the Term as provided in Section 2 above;

(ii)          The Executive’s death;

(iii)         The Executive’s inability to perform his duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive within any period of twelve (12) consecutive months. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Bank and may be based upon information supplied by a physician selected by the Bank or its insurers and reasonably acceptable to the Executive or his legal representative; provided that the Executive shall cooperate fully with such physician to permit such physician to make an accurate determination as to incapacity or disability. Nothing in this subsection 6(a)(‘iii’) is intended to modify the Bank’s obligations under any applicable laws related to disabilities in employment;

(iv)         Termination of the Executive’s employment by the Bank for any of the following reasons:

(A)         Cause. Delivery of written notice (as set forth below) that the Executive’s employment is terminated for “Cause”, such termination to take effect immediately; “Cause” shall mean the good faith determination by the Board of Directors that any one or more of the following has occurred:

(1)         Employee’s substantial failure to perform or material neglect of the material duties of his employment under this Agreement;

(2)         the conviction of Employee of, or the guilty or nolo contendere plea of Employee with respect to, any crime or offense involving property of the Bank (other than a de minimis offense) or involving moral turpitude;

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(3)         the conviction of Employee of, or the guilty or nolo contendere plea of Employee with respect to, or any crime or offense (A) constituting a felony, or (B) which has a material adverse impact on the Bank’s reputation or financial condition;

(4)         the breach of any material provision of this Agreement (including, without limitation, the provisions of Section 3, Section 7, Section 8 or Section 10 hereof);

(5)         Employee’s dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit; or

(6)         violation of a generally recognized lawful material policy of the Bank, of which Executive is provided a copy or is otherwise made aware, (after written notice thereof and a reasonable opportunity to cure if the event the violation is an issue which reasonably is curable).

(B)         Without Cause. Delivery of a written notice by the Bank at any time that the Executive’s employment is terminated other than for “Cause,” disability, death or expiration of the Employment Term; or

(v)          Termination of employment by the Executive upon delivery of written notice that the Executive is terminating his employment for any reason (including without limitation, resignation or retirement). The Executive agrees that in the event of a voluntary termination, he shall provide ninety (90) days’ notice of such termination. Executive agrees to use his best efforts to reasonably cooperate with any remaining obligations thereafter under Section 10(f) hereof.

(b)          In the event that the Executive’s employment is terminated pursuant to subsections 6(a)(i), (ii), (iii), (iv)(A), or (v) above, the Bank shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive’s cessation of employment, other than the Base Salary and expense reimbursements, if any, earned by the Executive that remain unpaid as of the effective date of Executive’s termination.

(c)          If the Bank, without Executive’s consent, substantially reduces the Executive’s duties and responsibilities to a level inconsistent with that of a CEO or requires the Executive’s relocation from Lincoln County, North Carolina, such actions shall effect a termination without cause as set forth in Section 6(a)(iv)(B).

(d)          In the event that the Executive’s employment is terminated by the Bank without cause pursuant to Section 6(a)(iv)(B) above, the Bank shall pay to the Executive the Base Salary and expense reimbursements, if any, earned by the Executive that remain unpaid as of the effective date of the Executive’s termination. In addition, contingent upon Executive’s post-employment obligations to the Bank and the execution by the Executive and delivery to the Bank of an unconditional release, in the form provided by the Bank, of all

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claims against the Bank and affiliates arising from or in connection with this Agreement, the Executive’s employment with the Bank, and the termination of that employment, the Bank shall pay the Executive as follows:

(i)           The Bank shall pay to Executive severance pay in the amount of Twenty Thousand Dollars ($20,000.00) for each full month remaining in the then current Employment Term (the “Severance Period”), payable on the Bank’s regular paydays over the course of the remainder of the Initial Term following such termination without cause, pursuant to and as part of the normal payroll practices of the Bank; and

(ii)          a pro rata portion of his Bonus (if any) per the terms of Section 4(b) of this Agreement for the calendar year in which the termination without cause occurs based on the number of days that the Executive was employed with the Bank during that calendar year, payable at the time that the Bonus would have been paid to the Executive under this Agreement had his employment not been terminated (such payments under subsections (i) and (ii) the “Severance Payment”); and

(iii)         reimbursement to Executive for the premiums paid by Executive for group health plan continuation coverage to which the Employee and his dependents are entitled pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 4980B et seq., (“COBRA”), for each month during the Severance Period.

(e)          Payments provided for in this Section 6 are in lieu of, and not in addition to, payments that might otherwise be due to Executive under any other agreement or arrangement between or among Executive and Bank. Upon the Bank’s satisfaction of its obligations to Executive in full hereunder, neither the Bank nor any of its affiliates shall have any obligation to Executive.

SECTION 7. Agreement Not to Disclose or Use Trade Secrets or Confidential Information. The Executive acknowledges that as an executive of the Bank, the Executive will from time to time come into contact with and have access to Trade Secrets and Confidential Information (as defined below) of Bank. In consideration of the Executive’s employment with the Bank, receipt of compensation and additional benefits, access to the Bank’s Confidential Information and Trade Secrets, and other good and valuable consideration, each of which constitutes separate sufficient and independent consideration for this covenant, the Executive expressly covenants and agrees that the Executive will not, during his employment with the Bank or following termination of the Executive’s employment with the Bank, whether by the Executive or the Bank for any reason (with or without cause); (i) use any Trade Secrets or Confidential Information of the Bank, except during his employment with the Bank in the performance of services for the Bank; (ii) reveal or disclose or allow to be revealed or disclosed any Trade Secrets or Confidential Information to any person, firm, partnership, trust, corporation or other entity outside the Bank (whether governmental or private) except during his employment with the Bank in the Executive’s performance of services for the Bank as expressly authorized by the Bank; or (iii) remove or aid in the removal from the premises of the Bank, or from any other location where Trade

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Secrets or Confidential Information are maintained or stored by the Bank, any such Trade Secrets or Confidential Information, in whatever form or manner they are maintained, or any materials or electronic data which relate thereto. The foregoing obligations shall survive termination of the Executive’s employment with the Bank until the information is no longer Confidential or Trade Secrets, as defined herein. The Executive agrees that all Confidential information which the Executive creates or to which the Executive has access as a result of his employment is and shall remain the sole and exclusive property of the Bank.

Without limiting the foregoing. Executive is prohibited from using or disclosing Bank’s Trade Secrets or Confidential Information on or in connection with blogs, chat rooms and similar social media. Executive also is prohibited from using names, contact information and other sensitive information regarding Bank’s customers and prospective customers on or in connection with social networking sites, including without limitation LinkedIn, Twitter, MySpace, Skype, Messenger, or Facebook. The foregoing obligations shall survive termination of Executive’s employment with Bank

(a)          Definition of Trade Secrets. As used in this Agreement, the term “Trade Secrets” shall mean all formulas, techniques, and procedures used by the Bank in its technical processes which are not generally known or used in the industry; specific Bank-developed customer information (including customer data, preferences, financial information and requirements); computer programs developed by the Bank agents or for use solely by Bank; and any other information or data which meets the definition of Trade Secrets under North Carolina law.

(b)          Definition of Confidential Information. As used in this Agreement, “Confidential Information” means data or information, whether constituting Trade Secrets or not, which is of value to, and not generally known outside of, the Bank developed or compiled by or on behalf of the Bank (including without limitation. Intellectual Property as defined in Section 8 below), including but not limited to the following: (i) current and historical sales information about customers, customer business procedures or processes, and any other information which the Executive learns about current and potential customers of the Bank through the Executive’s employment with the Bank; (ii) information about the financial aspects of the business of the Bank, such as costs, financial statements, selling prices, pricing policies, quoting procedures, sales, financial projections, business strategies and other financial information; (iii) business opportunities for new or developing businesses for, and business and marketing plans, techniques, and strategies of, the Bank (including plans for new products or services); (iv) private personnel information (such as social security numbers and medical information); (v) information regarding the design, development, and technical aspects of Company’s products or services; (vi) any information received by the Bank from third parties in confidence (or subject to non-disclosure or similar covenants) and the terms and conditions of negotiations or confidential contracts between the Bank and third parties; and (vii) any documents, files, electronic records or other information marked “Confidential”.

(c)          Limitations on Use of Bank Information through Personal Devices. Executive may from time to time in the course of performing his duties for Bank need to access Bank’s confidential, proprietary or trade secret information when he is not at Bank’s offices.

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Executive understands that information that Executive accesses or obtains regarding Bank’s business, customers, prospective customers, vendors, products and services by virtue of Executive’s employment with Bank, including but not limited to Confidential Information or Trade Secrets, is the property of Bank. Executive is prohibited from downloading, storing, copying, cutting and pasting, or otherwise transmitting this information to any personal data device not owned by Bank, including but not limited to Executive’s personal computers (including but not limited to computers in Executive’s vehicles), cellular telephones, smart phones, texting devices, jumpdrives, compact discs, DVD’s hard drives, owned or third party storage or back-up services, or any other device or medium on which data can be stored. Executive is expressly prohibited from emailing or otherwise transmitting any Bank information to his personal email accounts. Further, to the extent that Executive does access the Bank’s information through a device outside of the Bank’s offices, Executive agrees follow all Bank security procedures and to protect the confidentiality of the information from exposure to third persons, including family members, roommates, and others who are not expressly authorized by Bank to view the information.

SECTION 8. Intellectual Property.

(a)          During the term of Executive’s employment by Bank, Executive covenants that in the event that Executive should conceive, author or make any invention, trade secret, idea, discovery or improvement relating in any way, directly or indirectly, to the business of Bank or to any prospective business which Bank is pursuing or investigating (the “Prospective Business”) whether patentable or unpatentable (collectively, “Intellectual Property”), Executive shall promptly communicate and disclose all such Intellectual Property to Executive’s supervisor together with all related data and information.

(b)          Any and all Intellectual Property which Executive may conceive, author or make, in any place and at any time, during the term of Executive’s employment, relating in any matter, directly or indirectly, to the business of Bank or the Prospective Business shall be the sole and exclusive property of Bank, and Executive hereby assigns to Bank any and all right and interest which Executive may have at any time to such Intellectual Property including without limitation all patents, trademarks, trade secrets and copyrights that may result therefrom. Any Intellectual Property that Executive reduces to practice or begins to reduce to practice, or with respect to which Executive files a patent or other document pertaining to ownership of Intellectual Property, within one year of the termination of Executive’s employment with Bank for any reason (with or without cause), shall be presumed to have been conceived during Executive’s employment unless Executive shall prove otherwise.

(c)          Whenever requested to do so by Bank, Executive shall execute all papers and documents and do such other legal acts (at Bank’s expense) as may be required to enable Bank to obtain, maintain and enforce its rights hereunder and to obtain, maintain and enforce patent protection, copyright protection or other legal protection of any Intellectual Property in the United States or in any foreign country, or to complete or to transfer title or otherwise protect Bank’s interest in the Intellectual Property. These obligations shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

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(d)          Notwithstanding anything herein to the contrary, the assignments made herein shall not apply to any invention that Executive developed entirely on his own time without using the Bank’s equipment, supplies, facilities or confidential or trade secret information, except for those inventions that (i) relate at the time of conception or reduction to practice to the Bank’s business or actual or demonstrably anticipated research or development of Bank; or (ii) result from any work performed by Executive for Bank.

(e)          Executive acknowledges that as of the date hereof, Executive has not invented, authored or conceived of any such Intellectual Property, except as listed on Attachment B to this Agreement.

SECTION 9. Executive to Return Property. The Executive agrees that upon the earlier of (a) the termination of the Executive’s employment with the Bank, whether by the Executive or the Bank for any reason (with or without cause), or (b) the written request of the Bank, the Executive (or in the event of the death or disability of Executive, Executive’s heirs, successors, assigns and legal representatives) shall return to the Bank the Bank cellphone and computer and any and all other equipment, documents and information, including but not limited to Confidential Information and all Trade Secret information contained in, notes, notebooks, letters, papers, data, tapes, lists, reference items, files, records, documents, keys, pass or access cards, identification badges or cards, passwords, laptops, PDAs, memoranda, sketches, computer files and other electronic data (wherever and however recorded, including but not limited to information and files on the Executive’s personal computer, phones and other electronic devices if any), drawings, memos, communications, materials, software, discs, product samples, forms, manuals, and equipment, which are not generally available in the industry, without retaining any copies or summaries of such property.

SECTION 10. Restrictive Covenants/Non-Disparagement/Kev Man.

(a)          Legitimate Business Interests. The Executive acknowledges that: the provisions of this Section 10 are reasonable and necessary to protect the Bank’s business. The Executive further acknowledges that as an employee of the Bank, the Executive will not only from time to time come into contact with and have access to Trade Secrets and Confidential Information, but also will have contact with and access to the customers of the Bank. In consideration of the Executive’s initial employment with the Bank, his access and exposure to the Bank’s customers, Trade Secrets and Confidential Information, and other good and valuable consideration, each of which constitutes separate sufficient and independent consideration for each covenant below, the Executive hereby agrees to the following restrictive covenants, for the periods of time specified.

(b)          Non-compete. Executive agrees that during his employment with the Bank and for a period of one year after termination of his employment for any reason, with or without notice or cause, Employee will not, in competition with the Bank:

(i)           engage in the financial services industry in the Restricted Territory (as defined below);

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(ii)          perform for another financial institution in the Restricted Territory the same or substantially similar services that Executive performed for the Bank.

For purposes of this subsection 10(b), the term “Restricted Territory” shall mean:

(A)         North Carolina;

(B)         the counties of Avery, Buncombe, Burke, Cabarrus, Catawba, Cherokee, Clay, Cleveland, Gaston, Graham, Haywood, Henderson, Jackson, Lincoln, Macon, Madison, McDowell, Mitchell, Mecklenburg, Polk, Rowan, Rutherford, Swain, Transylvania, Union, Watauga and Yancey, North Carolina;

(C)         any and all counties in North Carolina or any other state in the United States in which the Bank conducted business or solicited customers while Executive was employed by the Bank and in which the Bank still does business at the time of Executive’s termination;

(D)         Each and every city in which the Bank’s customers are located.

(c)          Non-solicitation of Clients. During the Executive’s employment by the Bank and for two (2) years following Executive’s termination of employment, whether by Executive or Bank for any reason (with or without notice or cause). Executive will not, directly or indirectly, on his own behalf or on behalf of another person or entity:

(i)           Request, induce, or attempt to influence any customer or client of the Bank to limit, curtail, cancel, or terminate any business it transacts with, or products or services it receives from, Bank;

(ii)          Request, induce or attempt to influence any Prospective Customer (as defined below) of Bank to terminate any business negotiations it is having with Bank or to otherwise not do business with Bank;

(iii)         Request, induce, or solicit any customer of the Bank to purchase products or services from an entity other than Bank which are the same or closely similar to those offered to the customer by Bank; or

(iv)         Request, induce, or solicit, on behalf of a person other than the Bank, any Prospective Customer to purchase products or services from an entity other than Bank which are the same or closely similar to those offered to the Prospective Customer by Bank.

For purposes of this Section 10(c), the term “Prospective Customer” shall mean any person or entity who has not yet purchased Bank’s products or services, but who has been targeted or identified by Bank as a potential user of Bank’s products or services, and

(A)         Whom Executive or his direct subordinates was engaged in soliciting on behalf of Bank during the twelve months preceding his

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termination (or if Executive is still employed with the Bank at the time of the conduct described in subsection 10(c)(i) or (ii), then during the 12-month period preceding the prohibited contact); or

(B)         Whom Executive would have an advantage in soliciting as a result of confidential information gained by Executive as a result of his employment with Bank.

(d)          Non-solicitation of Employees. The Executive agrees that during the Executive’s employment and for two (2) years following the Executive’s termination of employment, the Executive will not directly or indirectly solicit for employment, or advise or recommend to any competitor of the Bank that they employ or solicit for employment, any person who is employed (currently or at any time during the time of Executive’s employment) by the Bank, or solicit or encourage any other employee of the Bank or any of its affiliates to do any act that is disloyal to the Bank.

(e)          Non-Disparagement. The Executive agrees that during and after his employment he shall not disparage or malign the Bank or its agents, officers or directors with respect to the Bank to anyone outside of the Bank. This provision shall not be deemed to require Executive to make or fail to make any representation or statement that would subject such party to liability or potential liability by virtue of making any such representation or statement or failing to make a representation or statement, including but not limited to truthful representations consistent with requirements of applicable securities laws and regulations.

(f)           Cooperation Regarding Key Man. The Executive agrees to reasonably cooperate and assist the Bank in the transitioning of certain operations to any new “Key Man” as identified and designated by the Bank during the period of his employment with the Bank and/or at the time of termination of his employment and for a transition period of up to ninety days thereafter. Following the ninety day transition period. Executive agrees to use his best efforts to be reasonably available to cooperate with regard to continuing transition issues, at the request of the Bank.

(g)          Reasonableness of Restrictions. The Executive agrees that the limitations set forth in this Section 10 (including, without limitation, any time or territorial limitations) and in Sections 7, 8 and 9 of this Agreement are reasonable and properly required for the adequate protection of the businesses of the Bank. It is understood and agreed that the covenants made by the Executive in this Section 10 (and in Sections 7, 8 and 9 hereof) shall survive the expiration or termination of this Agreement, and that the Executive’s compliance with the terms of these Sections and subsections (b), (c), (d), (e) and (f) of this Section 10 shall be a condition of the receipt of any payment under this Agreement.

SECTION 11. Preliminary Injunctive Relief and Additional Remedy. The Executive and the Bank agree that a breach by either of the provisions of this Agreement may cause irreparable damage incapable of measurement and for which money damages alone would be an insufficient remedy. Therefore, in the event of such breach or threatened breach, the Parties, in addition to any other remedies available at law or in equity, shall be entitled to a temporary restraining order and preliminary and permanent injunctions from a court of

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competent jurisdiction sitting in Lincoln County, North Carolina, restraining the breach or continuing any breach of any of the provisions of this Agreement. The parties further covenant and agree that in the event of a violation of any of the covenants and agreements contained in Sections 7, 8, 9 or 10 of this Agreement or any subsections thereof, the aggrieved party shall be entitled to an accounting of the profits the non-aggrieved party directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation.

SECTION 12. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)          the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

(b)          in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

Section 13. Change in Control.

(a)          In the event of a termination of the Executive’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in subsection (d) below) of the Bank other than for Cause (as defined in Section 6 of this Agreement), the Executive shall be entitled to receive liquidated damages as set forth in subsection (c) below. Said sum shall be payable as provided in subsection (e) below.

(b)          The Executive shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:

(i)           Executive is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in the Executive’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Executive’s resulting position; or

(ii)          Executive’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

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(iii)         Executive’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Executive as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated; unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv)         Executive is transferred to a location which is an unreasonable distance from his current principal work location without the Executive’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c)          In the event that the Executive terminates this Agreement pursuant to this Section 13 in the first year of this Agreement, the Bank will be obligated to pay or cause to be paid to Executive liquidated damages in an amount equal to 1.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the event that the Executive terminates this Agreement pursuant to this Section 13 in the any subsequent year of this Agreement, the Bank will be obligated to pay or cause to be paid to Executive liquidated damages in an amount equal to 1.0 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, in the event that the Executive terminates this Agreement pursuant to this Section 13 in any year of this Agreement, and unless otherwise prohibited by applicable law, and subject to the terms and conditions of the applicable plans. Executive’s restricted stock awarded under this Agreement and Executive’s supplemental retirement plan benefits (as set forth under Section 5(k) of this Agreement) will fully vest immediately prior to the effective date of the Executive’s termination.

(d)          For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

(i)           After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Directors; or

(ii)          The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

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(iii)         All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Notwithstanding the other provisions of this Section 13, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Executive and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e)          Such amounts payable pursuant to this Section 13 shall be paid, at the option of the Executive, in one lump sum payment following termination of this Agreement.

(f)           Following a Termination Event which gives rise to Executive’s rights hereunder, the Executive shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Section 13. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event. If Executive does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(g)          It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and. not result in the imposition of an excise tax on the Executive. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Executive which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

(h)          In the event any dispute shall arise between the Executive and the Bank as to the terms or interpretation of this Agreement, including this Section 13, whether instituted by formal legal proceedings or otherwise, including any action taken by the Executive to enforce the terms of this Section 13 or in defending against any action taken by the Bank, the Bank shall reimburse the Executive for all costs and expenses, proceedings or actions, in the event the Executive prevails in any such action.

SECTION 14. Code Section 409A. Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under the Agreement, it is the general intention of the Bank that such benefits shall, to the extent practicable, comply with, or be exempt from. Code Section 409A, and the Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to the Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. hi the event that the Bank (or a successor thereto) has any stock which is publicly traded on an established

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securities market or otherwise and the Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment to be made to the Executive upon a separation from service may not be made before the date that is six months after the Executive’s separation from service (or death, if earlier). To the extent that the Executive becomes subject to the six-month delay rule, all payments that would have been made to the Executive during the six months following his separation from services that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to the Executive during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in the Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, and (ii) terms used in the Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Bank, the Board, the Compensation Committee nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

SECTION 15. Binding Effect. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and legal representatives and as to Bank, its assigns.

SECTION 16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class or by certified or registered mail, postage prepaid, if to the Bank, at the Bank’s principal place of business, and if to the Executive, at the Executive’s home address most recently filed with the Bank, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

SECTION 17. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of the conflicts of laws provisions thereof.

SECTION 18. Severability. If any portion of this Agreement, including but not limited to any provision of Sections 4, 5, 7, 8, 9, and 10 of this Agreement, are deemed unreasonable or unenforceable by any court of competent jurisdiction, then such portion shall be severable from that portion of this Agreement which is reasonable and which is enforceable, it being the intention of the parties that any illegal or unenforceable provision shall not affect the remainder of this Agreement that is valid and enforceable and that all other covenants and provisions in this Agreement shall in every other respect continue in full force and effect.

SECTION 19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or

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condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 20. Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, with respect thereto. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

SECTION 21. Counterparts. For the convenience of the Parties, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

BANK:

Carolina Trust Bank

By:	/s/ Johnathan L. Rhyne, Jr.
Name:	Johnathan L. Rhyne, Jr.
Title:	Chairman

EXECUTIVE:

/s/ Jerry L. Ocheltree
Jerry L. Ocheltree

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